Exhibit 10.2
INSPERITY, INC. 2012 INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is between Insperity, Inc. (the “Company”) and _______________ (the “Grantee”), an employee of the Company or one of its Subsidiaries, regarding an award (“Award”) of _____________ shares of Common Stock (as defined in the Insperity, Inc. 2012 Incentive Plan (the “Plan”), such Common Stock comprising this Award referred to herein as “Restricted Stock”) awarded to the Grantee on ______________ (the “Award Date”), such number of shares subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
1.Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of, and administrative interpretations under, the Plan, if any, which have been adopted by the Committee thereunder. Any question of interpretation arising under this Agreement shall be determined by the Committee and its determinations shall be final and conclusive upon all parties in interest. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.    Vesting Schedule.
(a)    Subject to Section 3 below, the Award hereby granted shall become vested in three (3) cumulative annual installments, with one-third (1/3) of the Restricted Stock becoming vested on the first (1st) anniversary of the Award Date, another one‑third (1/3) becoming vested on the second (2nd) anniversary of the Award Date, and the remaining one-third (1/3) becoming vested on the third (3rd) anniversary of the Award Date.
(b)    The Award granted under this Agreement will not vest or otherwise accelerate solely as the result of a Change in Control. All unvested shares of Restricted Stock subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been in continuous Employment since the Award Date, upon the occurrence of:
(i)    a Qualifying Termination;
(ii)    a Non-Assumption; or
(iii)    the Grantee’s termination of Employment by reason of death or Disability.
(c)    For purposes of this Agreement:

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(i)    “Cause” shall be determined solely by the Compensation Committee and means a termination of Grantee’s Employment for:

a.	Gross negligence or willful misconduct in the performance of the Grantee’s duties;

b.	Conviction or plea of nolo contendre for a felony or any crime involving moral turpitude; or

c.	Committing an act of fraud or deceit intended to result in personal and unauthorized enrichment of Grantee at the Company’s expense.
(ii)    “Disability” means that the Grantee has a disability such that he has been determined to be eligible for benefits under a long-term disability plan sponsored by the Company or a Subsidiary or, if the Grantee is not covered by such a plan, a physical or mental impairment (a) which causes a Grantee to be unable to perform the normal duties for an employer as determined by the Committee in its sole discretion; and (b) which is expected either to result in death (or blindness) or to last for a continuous period of at least twelve (12) months. The Committee may require that the Grantee be examined by a physician or physicians selected by the Committee.
(iii)    “Employment” means employment with the Company, a successor following a Change in Control or a Subsidiary other than a Subsidiary that is a licensed professional employer organization.
(iv)    A “Non-Assumption” shall be deemed to occur on the date of the consummation of an event that constitutes a Change in Control as defined solely under subsection (c) of the definition of Change in Control under section 2 of the Plan, where in connection with such Change in Control, the successor entity, or a parent of the successor entity, has not agreed to assume, replace or substitute this Award with another award of equivalent or greater value, and on substantially similar or more favorable terms.
(v)    “Qualifying Termination” means a termination of the Grantee’s Employment within eighteen (18) months following a Change in Control for one or more of the following reasons:

a.	A termination initiated by the Grantee due to (items (1) through (4) below referred to herein as “Good Reason”):

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(1)    A diminution in the Grantee’s title, position, authority, duties or responsibilities from those applicable to Grantee preceding the Change in Control;
(2)    A change in the geographic location at which Grantee must perform services, which shall mean requiring Grantee to be permanently based more than 50 miles from the Grantee’s principal Company location;
(3)    A diminution in Grantee’s base salary; or
(4)    A diminution in Grantee’s bonus opportunity, incentive compensation or perquisites, if inconsistent with other executives with similar levels of authority, duties or responsibilities; or

b.	An involuntary termination of the Grantee, other than for “Cause”.
For purposes of this Agreement, the Grantee’s termination of Employment will be considered to be a Qualifying Termination for Good Reason if the Grantee has provided written notice to the Company of the condition the Grantee claims constitutes Good Reason within ninety (90) days of the initial existence of such condition, the condition specified in the notice remains uncorrected for thirty (30) days after receipt of the notice by the Company, and the Grantee actually terminates Employment after the thirty (30) day correction period and before the expiration of the time limit required of a Qualifying Termination.

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3.    Forfeiture of Award. Except as provided in another written agreement between the Grantee and the Company, if the Grantee’s Employment terminates other than by reason of death, Disability or Qualifying Termination, all unvested Restricted Stock as of the Employment termination date shall be forfeited. Except in the case of a Qualifying Termination, the Company has sole discretionary authority to determine when a Grantee’s Employment terminates for all purposes under this Agreement and the Plan.
4.    Escrow of Shares. During the period of time between the Award Date and the earlier of the date the Restricted Stock vests or is forfeited (the “Restriction Period”), the Restricted Stock shall be registered in the name of the Grantee and held in escrow by the Company, and the Grantee agrees, upon the Company’s written request, to provide a stock power endorsed by the Grantee in blank. If any certificate is issued during the Restriction Period, it shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement. Upon termination of the Restriction Period, a certificate representing such shares shall be delivered upon written request to the Grantee as promptly as is reasonably practicable following such termination.
5.    Code Section 83(b) Election. The Grantee shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of the Award of Restricted Stock in accordance with the requirements of Code Section 83(b).
6.    Dividends and Voting Rights. The Grantee is entitled to receive all dividends and other distributions made with respect to Restricted Stock registered in his name and is entitled to vote or execute proxies with respect to such registered Restricted Stock, unless and until the Restricted Stock is forfeited.
7.    Delivery of Shares. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any national securities exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted. In no event shall the Company be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
8.    Notices and Disclosure. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered:
(a)    by registered or certified United States mail, postage prepaid, to Insperity, Inc., Attn: General Counsel, 19001 Crescent Springs Drive, Kingwood, Texas 77339;
(b)    by hand delivery or otherwise to Insperity, Inc., Attn:  General Counsel, 19001 Crescent Springs Drive, Kingwood, Texas 77339; or

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(c)    by email to the Company’s General Counsel or his delegate.
Notwithstanding the foregoing, in the event that the address of the Company is changed, notices shall instead be made pursuant to the foregoing provisions at the Company’s then current address.
Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days (5) after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
The foregoing notwithstanding, the Grantee agrees that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Grantee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, such posting is deemed to notify the Grantee.
9.    Assignment of Award. Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution or by a qualified domestic relations order, and this Award is payable during his lifetime only to the Grantee, or in the case of a Grantee who is mentally incapacitated, this Award shall be payable to his guardian or legal representative.
10.    Payment of Par Value. In the event that the Company does not grant shares of Restricted Stock from the Company’s treasury shares or in consideration of the Grantee’s past service, the Company’s obligation to deliver the shares of Restricted Stock to Grantee upon the vesting of such shares shall be subject to the payment in full of the requisite par value per share of the shares of Restricted Stock prior to such issuance (collectively, the “Par Value”). The Grantee approves and authorizes the Company to deduct the Par Value of the shares of Restricted Stock from the Grantee’s payroll from the Company or its affiliates, within thirty (30) days after the Award Date. If the Company is unable to or otherwise does not make such payroll deduction, Grantee acknowledges and agrees that he shall be responsible for the payment of any and all federal, state and local taxes on such income if the Company pays the Par Value on behalf of Grantee.
11.    Withholding. The Company’s obligation to deliver shares of Restricted Stock to the Grantee upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). The Company shall withhold from the Restricted Stock that would otherwise have been delivered to the Grantee the number of shares necessary to satisfy the Grantee’s Required Withholding, and deliver the remaining whole shares of Restricted Stock to the Grantee,

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unless the Grantee has made arrangements with the Company for the Grantee to deliver to the Company cash, a check or other available funds for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date the shares of Restricted Stock become vested. The amount of the Required Withholding and the number of shares of Restricted Stock to be withheld by the Company, if applicable, to satisfy the Grantee’s Required Withholding, shall be based on the Fair Market Value of the shares of vested Restricted Stock on the date prior to the applicable date of vesting and shall be limited to the withholding amount calculated using the minimum statutory withholding rates.
12.    Stock Certificates. Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 12 have been complied with.
13.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
14.    Right to Employment or Service. The granting of this Award shall not impose upon the Company any obligation to maintain any Participant as an Employee and shall not diminish the power of the Company to terminate any Participant's Employment at any time. The Company and its Subsidiaries reserve the right to terminate a Grantee’s Employment at any time, with or without cause.
15.    Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.
16.    Governing Law. This Agreement, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
17.    Entire Agreement; Binding Effect. This Agreement shall cover all shares of Common Stock acquired by the Grantee pursuant to this Agreement, including any community and/or separate property interest owned by the Grantee’s spouse in said shares. All terms, conditions and limitations on transferability imposed under this Agreement upon shares acquired by the Grantee shall apply to any interest of the Grantee’s spouse in such shares. This Agreement and the 2012 Incentive Plan constitute the entire understanding between the parties regarding this Award, and

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supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understanding, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement. This Agreement is binding upon the Grantee’s heirs, executors and personal representatives with respect to all provisions hereof. Except as set forth herein, this Agreement cannot be modified, altered or amended, to the detriment of the Grantee, except by an agreement, in writing, signed by both a duly authorized executive officer of the Company and the Grantee.
INSPERITY, INC.

Award Date: _____________        By:
        Name: Eli Jones
Title: Chairman of the
Compensation Committee

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ACKNOWLEDGEMENT AND ACCEPTANCE BY THE GRANTEE

I, _________________________, the undersigned Grantee, hereby acknowledge that I have received a copy of the Insperity, Inc. 2012 Incentive Plan (the “Plan”) and that I will consult with and rely upon only my own tax, legal and financial advisors regarding the consequences and risks of the Award. I hereby agree to and accept the foregoing Restricted Stock Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

GRANTEE:

Date:

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